SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PCTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 5, 2018

3:30 p.m.

To Our Stockholders:

The 2018 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Tuesday, June 5, 2018 at 3:30 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108, for the following purposes:

1.   The election of the two Class I director nominees named in the proxy statement to serve as directors for three-year terms that will expire at the 2021 annual meeting of stockholders;

2.    A non-binding advisory vote to approve the Company’s named executive officer compensation;

3.   The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

4.   The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 13, 2018 are entitled to notice of, and to vote at, the meeting.

Your participation in the annual meeting is important. You can vote by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the meeting in person, you must bring evidence of your ownership as of April 13, 2018, or a valid proxy showing that you are representing a stockholder entitled to vote at the meeting.

Sincerely,

David A. Neumann
Chief Executive Officer

Bloomingdale, IL

April 25, 2018

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE

BY FOLLOWING THE INSTRUCTIONS LOCATED ON THE NOTICE OF INTERNET

AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 5, 2018: The Proxy Statement and Annual Report for the fiscal year ended December 31, 2017 are available electronically free of charge at http://www.proxyvote.com.

PCTEL, INC.

471 Brighton Drive

Bloomingdale, Illinois 60108

PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of PCTEL, Inc. is soliciting proxies for the 2018 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set April 13, 2018 as the record date for the meeting. Stockholders of record at the close of business on April 13, 2018 are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 18,291,781 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the Nasdaq Global Select Market was $7.39 per share.

This proxy statement is being made available on or about April 25, 2018 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We,” “Company,” and “PCTEL” each means PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm, bank, broker dealer or other similar organization and record ownership is not in your name.

•	“SEC” means the Securities and Exchange Commission.

•	“Beneficial ownership” of stock generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement or relationship.

QUESTIONS AND ANSWERS

Q:	When and where is the annual meeting?

A:	Our annual meeting of stockholders is being held on Tuesday, June 5, 2018 at 3:30 p.m. local time at our headquarters located at 471 Brighton Drive, Bloomingdale, Illinois 60108.

Q:	Why did I receive a “Notice Regarding the Availability of Proxy Materials”?

A:	We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our annual meeting. On or about April 25, 2018, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to our stockholders of record at the close of business on April 13, 2018. The Notice of Availability contains instructions on how to access our proxy materials and vote online or how to vote in person or by mail. The Notice of Availability also contains a control number that you will need to vote your shares.

Q:	How do I request paper copies of the proxy materials?

A:	You may request, free of charge, paper copies of the proxy materials for the annual meeting by following the instructions listed on the Notice of Availability. In addition, we will provide you, free of charge, a copy of our Annual Report on Form 10-K, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

Q:	What information is included in this proxy statement?

A:	This proxy statement describes issues on which we would like you, as a stockholder, to vote. It gives you information on these issues so that you can make an informed decision. This proxy statement also outlines the means by which you can vote your shares.

Q:	How do proxies work?

A:	The Board is requesting your proxy. Giving your proxy means that you authorize each of the persons named as proxies therein (David A. Neumann and John W. Schoen) to vote your shares at the annual meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and submit a proxy but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board’s recommendations. The Board’s recommendations are set forth in the Summary of Proposals on page 6 and are explained in greater detail on pages 6 to 13. Giving your proxy also means that you authorize the persons named as proxies to vote on any other matter properly presented at the annual meeting in such manner as they determine. We are not aware of any other matters to be presented at the annual meeting as of the date of this proxy statement.

Q:	What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record?

A:	If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares. A beneficial owner may also attend the annual meeting and vote in person by following the instructions in the answer to the question “How do I vote?” below.

If your shares are registered directly in your name, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to persons designated by the Company (as specified in the answer to the immediately preceding question) or to a third party, or to vote in person at the annual meeting.

Q:	What am I voting on?

A:	You are being asked to vote on the following proposals:

•	The election of the two Class I director nominees named in this proxy statement to serve as directors for three-year terms that will expire at the 2021 annual meeting of stockholders (Proposal #1);

•	A non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #2); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal #3).

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by proxy or in person at the annual meeting. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: (1) voting online at the Internet site address listed on your proxy card; (2) calling the toll-free number listed on your proxy card; or (3) mailing your signed and dated proxy card in the self-addressed envelope provided. If you received only the Notice of Availability by mail, you may vote your shares online at the Internet site address listed on your Notice of Availability or in person at the annual meeting. You will need the control number indicated on the Notice of Availability that you receive in order to vote your shares. You may also request a paper copy of our proxy materials by following the procedures outlined above or in the Notice of Availability. Even if you plan to attend the annual meeting, we recommend that you vote by proxy prior to the annual meeting. You can always change your vote as described below.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you hold your shares in street name and plan to attend the annual meeting and vote in person, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on the record date in order to vote in person.

Q:	What does it mean if I receive more than one Notice of Availability or set of proxy materials?

A:	You may receive more than one Notice of Availability or more than one paper copy of the proxy materials, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Availability or a separate set of proxy materials for each brokerage account in which you hold your shares. To vote all of your shares by proxy, you must vote at the Internet site address listed on the Notices of Availability or your proxy cards, call the toll-free number listed on your proxy cards, or sign, date and return each proxy card that you receive. You will need the control number indicated on each Notice of Availability that you receive in order to vote the shares in the respective accounts.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

You may also change your vote by:

•	Signing and returning another proxy card with a later date;

•	Voting in person at the meeting; or

•	Voting again via the Internet or by telephone.

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the ratification of the appointment of our independent registered public accounting firm (Proposal #3)), but not on non-routine matters (such as the election of directors (Proposal #1) and the non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #2)) without specific instructions from their clients. Thus, because the proposals to be acted upon at the meeting consist of both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes on the routine matter, but expressly states that the broker is NOT voting on the non-routine matters. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	Will my shares be voted if I do not submit a proxy?

A:	Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal #1) and the non-binding advisory vote to approve the

Company’s named executive officer compensation (Proposal #2), both of which are considered “non-routine” matters. If you do not provide specific voting instructions, the broker, trustee or nominee that holds your shares cannot vote on these non-routine matters. The broker, trustee or nominee that holds your shares will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal #3), which is considered a routine matter.

Q:	How do I attend the annual meeting?

A:	The 2018 annual meeting of stockholders will be held on Tuesday, June 5, 2018, at our headquarters located at 471 Brighton Drive, Bloomingdale, Illinois 60108, at 3:30 p.m. local time. You are entitled to attend the annual meeting only if you were a PCTEL stockholder as of the close of business on Friday, April 13, 2018 or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record, we will verify your name against the list of stockholders of record on the record date prior to admitting you to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee (in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 13, 2018, a copy of the voting instruction form furnished to you, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, we will not admit you to the annual meeting.

Q:	How many votes can be cast at the meeting?

A:	As of the record date, 18,291,781 shares of PCTEL common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 18,291,781 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, ABSTAIN, or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for each of the proposals to pass?

A:	Election of the two director nominees under Proposal #1 requires the affirmative vote of the holders of a plurality of the common stock present in person or represented by proxy and entitled to vote at the annual meeting. Broker non-votes and proxies marked WITHHOLD AUTHORITY will not be counted toward the election of directors and, thus, will have no effect other than that they will be counted for establishing a quorum.

The non-binding advisory vote on the Company’s named executive officer compensation under Proposal #2 requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST, or ABSTAIN on Proposal #2. Broker non-votes will not be counted for the purposes of determining whether Proposal #2 has been approved and, therefore, will have no effect other than that they will be counted for establishing a quorum. Abstentions will be counted as present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm under Proposal #3 requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST, or ABSTAIN on Proposal #3. Broker non-votes and abstentions will be counted as present and entitled to vote for purposes of Proposal #3 and, therefore, will have the same effect as a vote against Proposal #3.

Q:	Who is soliciting my vote?

A:	PCTEL is making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials. PCTEL may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. PCTEL expects Broadridge Financial Solutions, Inc. to tabulate the proxies. In addition to this solicitation, proxies may be solicited by the Company’s directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for action and director nominations at the 2019 annual meeting of stockholders only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2019 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than December 26, 2018, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2019 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. We are not currently required to include such a proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2019 annual meeting of stockholders, this means that such proposals or nominations must also be received by December 26, 2018. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

DISCRETIONARY VOTING AUTHORITY

The accompanying proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such a proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The Board of Directors has included three proposals on the agenda for our 2018 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by the stockholders.

Proposal #1: Election of Directors

The first proposal on the agenda for the annual meeting is the election of two Class I directors to serve until the 2021 annual meeting of stockholders. The Board of Directors has nominated Cindy K. Andreotti and Cynthia A. Keith to serve as the Class I directors. The Company has three classes of directors, with each class serving a staggered three-year term. Additional information about the election of directors and a biography of each nominee begins on page 7.

The Board of Directors recommends a vote “FOR” the election of each of the two nominees.

Proposal #2: Non-binding Advisory Vote to Approve the Company’s Named Executive Officer Compensation (“Say-on-Pay”)

The second proposal on the agenda for the annual meeting is a non-binding advisory vote on the Company’s compensation for its named executive officers, as described in this proxy statement. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly-experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. The Company believes that its compensation for named executive officers, which includes short-term and long-term elements, fulfills this goal and is closely aligned with the long-term interests of its stockholders. More information about this proposal begins on page 11.

The Board of Directors recommends a vote “FOR” approval of the Company’s Named Executive Officer Compensation.

Proposal #3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

The third proposal on the agenda for the annual meeting is the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. More information about this proposal begins on page 12.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Other Matters

Other than the proposals listed above, the Board of Directors does not currently intend to present any matters to be voted on at the meeting. The Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting, and you have signed and returned your proxy card or submitted proxy voting instructions on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Board of Directors

PCTEL has three classes of directors. The members of each class are elected to serve staggered three-year terms, with the terms of the classes ending in successive years. There are currently two Class I directors whose terms are expiring at this 2018 annual meeting, two Class II directors whose terms will expire at the 2019 annual meeting, and three Class III directors whose terms will expire at the 2020 annual meeting.

Nominees

The Board of Directors has nominated Class I directors Cindy K. Andreotti and Cynthia A. Keith for election at the annual meeting. Ms. Andreotti joined the Board of Directors in 2013 and currently serves as Chair of the Nominating and Governance Committee. Ms. Keith was recommended to the Nominating and Governance Committee by an independent director to fill the vacancy created by the resignation of long-time director, Mr. Brian Jackman, and she was appointed to the Board of Directors in February 2018. The biographies of both nominees are set forth below in “Directors and Nominees.” If elected, each of the nominees will continue as a director until the expiration of her three-year term at the annual meeting of stockholders in 2021 and until her successor is duly elected and qualified, or until her earlier resignation, removal or death.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two Class I director nominees. In the event that either of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director.

Vote Required and Board of Director’s Recommendation

If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes are not counted in the election of directors.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the Class I director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding the Class I director nominees to be elected at the 2018 annual meeting of stockholders, as well as the Class II and Class III directors:

Name	Age	Position with PCTEL	Since
Class I director nominees to be elected at the 2018 annual meeting of stockholders whose terms will expire at the 2021 annual meeting of stockholders:
Cindy K. Andreotti	62	Independent Director Nominee	2013
Cynthia A. Keith	61	Independent Director Nominee	2018
Class II directors whose terms will expire at the 2019 annual meeting of stockholders:
Gina Haspilaire	55	Independent Director	2015
M. Jay Sinder	51	Independent Director	2014
Class III directors whose terms will expire at the 2020 annual meeting of stockholders:
Steven D. Levy	61	Independent Chairman of the Board of Directors	2006
Giacomo Marini	66	Independent Director	1996
David A. Neumann	52	Chief Executive Officer/ Director	2017

Class I Directors and Nominees for the 2018 Annual Meeting

Ms. Andreotti has served as a director since 2013. Ms. Andreotti is currently the President and Chief Executive Officer of The Andreotti Group LLC, a strategic business advisory firm serving domestic and global enterprise clients, private equity and institutional firms and international investment groups. Prior to founding The Andreotti Group in 2005, Ms. Andreotti enjoyed a 26-year career in the telecommunications industry (12 years with AT&T Inc. and 14 years with MCI Telecommunications Inc.). While at MCI, she managed a $14 billion operation and, in her most recent leadership role, served as President, Enterprise Markets. Before joining MCI, Ms. Andreotti was with AT&T and held various executive leadership positions in sales, marketing and management. Ms. Andreotti has served as Vice Chairman of the Japan American Society since 2007, a member of the Board of Trustees for the Americans in Wartime Museum since 2010, and a member of the Board of Directors for the Community Foundation for Northern Virginia since November 2014. She has also served as a Senior Advisor and Executive Coach for WJM Associates, Inc. since 2009. Ms. Andreotti served on the Board of Directors of DiaXsys Inc. from 2011 to 2014, the Board of Directors of Rivermine Software Inc. from 2006 to 2011, and the Board of Directors of APAC Customer Services, Inc. from 2005 to 2011. Ms. Andreotti earned a Bachelor of Arts degree in Business Administration and Women in Management from the College of St. Catherine. She has also attended executive management training at the Aspen Institute, the Menninger Foundation and the Stanford School of Business Executive Leadership Program. Ms. Andreotti’s industry experience in telecommunications sales, marketing, operations and management qualify her to serve on the Company’s Board of Directors. Ms. Andreotti serves as the Chair of the Nominating and Governance Committee.

Ms. Keith was appointed to the Board of Directors in February 2018 to fill the vacancy created by the resignation of long-time director, Mr. Brian Jackman. She enjoyed a 25 year career with PricewaterhouseCoopers, LLP (“PwC”), the world’s largest multinational professional services firm. She joined the firm in 1989 and became a partner in 2000. Throughout her career, she specialized in audits of and consulting with technology and communications clients, including global public companies focused on mergers and acquisitions as well as companies in various stages of growth. From 2010 to her retirement in 2014, Ms. Keith served as Operations Leader for the National Professional Services Group of PwC, and she previously served as North Texas Technology Team Leader from 2002 to 2010. Ms. Keith was a founding member of Entrepreneurs for North Texas in 2000 and served as Chairman of the Board from 2009 to 2013. She served on the Advisory Council of the University of Texas at Dallas Jindal School of Management from 2002 until 2013, serving as Chair from 2010 to 2013. She also served on the Metroplex Technology Business Counsel Board of Directors from 2009 to 2013. Ms. Keith earned a Bachelor of Science in Business Administration with a concentration in Accounting from University of Texas at Dallas in 1988. She obtained certification as a Certified Public Accountant in the State of Texas in 1993 and her license remains active. The depth and breadth of Ms. Keith’s 25 years of experience as a CPA serving technology and communications companies, as well as her leadership positions with PwC, qualify her to serve on the Company’s Board of Directors and its Audit Committee.

Class II Directors

Ms. Haspilaire has served as a director since 2015. She has been the Chief Human Resources Officer of Reliance Communications (Enterprise) and Global Cloud Xchange, a global data communications service provider, since 2015. Ms. Haspilaire is responsible for the company’s global human resources and facilities management. From 2013 to 2014, Ms. Haspilaire was Vice President of Sales for the Americas Electronics Segment of Henkel Adhesive Technologies, a leading solution provider for adhesives, sealants and functional coatings and a division of Henkel AG & Co. KGaA. From 2002 to 2013, she served as Vice President and Managing Director with responsibility for the Americas and European regions at Pacnet Limited, a global telecommunications service provider. Prior to this, Ms. Haspilaire was a Principal consultant at the executive search firm Heidrick & Struggles and served for 14 years in various leadership roles at AT&T. Ms. Haspilaire has served as an Advisory Board Member for PearlNet, Inc. since 1999. She served as a Board Member and Chair of NANOG (North American Network Operators Group) Development Team from 2010 to 2014, on the Service Provider Advisory Board of Telx from 2011 to 2013 and on the Advisory Board of SoHo Colo in 2011. Ms. Haspilaire holds an MBA from Columbia University and a Bachelor of Science degree in Mathematics/Computer Science from St. John’s University in New York. Ms. Haspilaire’s telecommunications services experience in general management, global strategy, business development, sales and marketing, human resources and customer service, together with her manufacturing sector experience, qualify her to serve on the Company’s Board of Directors. Ms. Haspilaire serves as the Chair of the Compensation Committee.

Mr. Sinder has served as a director since 2014. He is a telecommunications industry veteran with executive and financial experience at both public and private companies. Mr. Sinder has served as Chief Financial Officer of ForeSee Results, Inc., a voice of customer SaaS company, since August 2017. From July 2015 through July 2017, he served as Chief Financial Officer of ByteGrid Holdings LLC, a data center and managed services company. Mr. Sinder served as Chief Executive Officer of CoreLink Data Centers LLC from 2012 to 2013 and was Chief Financial Officer of CoreLink from 2010 to 2012. Mr. Sinder served as Chief Financial Officer of Hostway Corporation from 2009 to 2010 and Chief Financial Officer and Chief Operating Officer of Hu-Friedy Mfg. Co., Inc. from 2005 to 2008. From 1998 to 2004, he served at Focal Communications Corporation in a variety of executive and financial positions, including Chief Financial Officer, Treasurer, and Vice President, Corporate Development. Prior to joining Focal, Mr. Sinder held finance positions at Ameritech, MCI Communications, Telephone and Data Systems and IBM. Mr. Sinder serves on the boards of directors of several private companies. Mr. Sinder holds a Bachelor of Science degree from the University of Michigan and a Master’s degree in Business Administration from the University of Chicago Booth School of Business. His financial knowledge and expertise, and his experience serving in a variety of senior executive and financial positions at various companies, qualify Mr. Sinder to serve on the Company’s Board of Directors. Mr. Sinder serves as Chair of the Audit Committee.

Class III Directors

Mr. Levy has served as a director since 2006, and he succeeded Martin Singer as the Chairman of the Board of Directors upon Mr. Singer’s retirement effective January 2, 2017. He served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from 1998 to 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from 1997 to 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from 1994 to 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. Mr. Levy has served on the Board of Directors of Edison Properties since 2015 and the Board of Directors of Allot Communications since 2007. He served on the Board of Directors of GENBAND Inc. from 2007 until its merger with Sonus Networks in October 2017, the Board of Directors of Zhone Technologies, Inc. from 2007 to 2010 and the Board of Directors of Tut Systems, Inc. from 2005 until its 2007 acquisition by Motorola, Inc. Mr. Levy holds a Master’s degree in Business Administration and a Bachelor of Science degree in Materials Engineering from Rensselaer Polytechnic Institute. Mr. Levy’s investment banking experience related to the telecommunications industry, extensive experience analyzing business strategies and financial results, and knowledge of financial markets and competitive data analysis qualify him to serve on the Company’s Board of Directors.

Mr. Marini has served as a director since 1996. He has been Chairman and Managing Director of Noventi Ventures, a Silicon Valley-based technology investment firm, since he founded the firm in 2002. From 2013 to 2017, Mr. Marini was Chairman and Chief Executive Officer of Neato Robotics, a home robots company. Mr. Marini served as interim Chief Executive Officer of FutureTel from 1998 to 1999 and as President and Chief Executive Officer of No Hands Software from 1993 to 1994. Mr. Marini was the co-founder of Logitech, a personal peripherals company, and served in various executive positions from 1981 to 1992, most recently as its Executive Vice President and Chief Operating Officer. Earlier in his career, he held technical and management positions with Olivetti and IBM. Mr. Marini has served on the Board of Directors of Neato Robotics, Inc. since 2006 and the Board of Directors of Velomat S.r.l since 2012. Other past board service includes Ecrio Inc. from 1999 to 2015; Minerva Networks, Inc. from 2003 to 2013; Aurora Algae, Inc. from 2007 to 2012; Windspire Energy, Inc. from 2008 to 2012; and Lumenergi, Inc. from 2008 to 2013. Mr. Marini has served on the Board of Trustees of the University of California at Davis Foundation since 2014. He holds a Computer Science “Laurea” degree from the University of Pisa, Italy. Mr. Marini’s experience with a wide variety of business situations as a Chief Executive Officer and in other senior management roles, as well as an active board member and investor, qualify him to serve on the Company’s Board of Directors.

Mr. Neumann succeeded Martin Singer as Chief Executive Officer upon Mr. Singer’s retirement effective January 2, 2017, at which time Mr. Neumann was also appointed to the Board. He served as Senior Vice President and General Manager of the RF Solutions segment of the Company from March 2015 to December 2016, as Vice President and General Manager, RF Solutions from January 2013 through March 2015, and as Vice President of Global Sales for RF Solutions from April 2010 to January 2013. From February 2009, when he joined PCTEL, until April 2010, Mr. Neumann served as Senior Director of Sales for RF Solutions. Prior to joining PCTEL, Mr. Neumann served as the Managing Director of E-magine Communications, LLC, from 2006 to 2009, the Vice President of Sales and Marketing for X-TEL Communications, Inc. from 2002 to 2006, the Market Development Director for Acterna from 1999 to 2002, and a Principal at Intelinet, Inc. from 1997 to 1999. From 1991 to 1997, Mr. Neumann served in a number of roles, including Vice President of Sales, Marketing and Support and other leadership roles in engineering services, product management and sales at SAFCO Technologies, Inc. Mr. Neumann holds a Bachelor of Science degree in Electrical Engineering from The Pennsylvania State University and a Master’s degree in Business Administration from the University of Chicago Booth School of Business. Mr. Neumann’s roles with the Company, including as Chief Executive Officer, his extensive experience in leadership, sales and marketing roles with other companies, as well as his education in electrical engineering and business administration qualify him to serve on the Company’s Board of Directors.

PROPOSAL #2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPANY’S

NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is requesting that the stockholders approve the Company’s named executive officer compensation by a non-binding advisory vote, as required by the Dodd-Frank Act. This non-binding advisory vote is commonly referred to as “say-on-pay.” Although the vote is not binding on the Company or the Board of Directors, the vote provides the stockholders with an additional means to express their views about compensation for the named executive officers. The outcome of each year’s vote has been and will continue to be taken into account by the Board of Directors and the Compensation Committee in making future determinations about named executive officer compensation.

The compensation of the Company’s named executive officers is described in the Compensation Discussion and Analysis,” commencing on page 22, and in the tables under “Executive Compensation and Other Matters,” commencing on page 33. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. A portion of each named executive officer’s overall compensation is performance-based and tied to the achievement of defined goals. Payments for 2017 short-term incentives are made in cash and payments for long-term incentives are made in restricted stock.

The non-binding advisory vote on the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. Accordingly, broker non-votes will have no effect on the outcome. Abstentions will be counted as being present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2.

The Board of Directors recommends a vote “FOR” approval of the Company’s named executive officer compensation, as disclosed in this proxy statement.

PROPOSAL #3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, an independent registered public accounting firm (“Grant Thornton”), to audit and express an opinion on the Company’s financial statements for the fiscal year ending December 31, 2018. This appointment is being presented to the stockholders for ratification at the 2018 annual meeting of stockholders.

Before selecting Grant Thornton as the independent registered public accounting firm for the Company’s 2018 fiscal year, the Audit Committee carefully considered the firm’s qualifications as independent auditors and its past performance for the Company. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, its reputation for integrity and competence in the fields of accounting and auditing, its experience with similarly-sized companies and similar industries, and its cost effectiveness. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton’s independence will not be impaired. Grant Thornton has been conducting independent audits of the Company’s financial statements since May 2006. The Audit Committee believes that the tenure of Grant Thornton as the Company’s auditor results in higher audit quality due to greater institutional knowledge and familiarity with the industries in which the Company competes and saves management’s time and resources. Grant Thornton conducts periodic internal reviews of its audit work, assesses the adequacy of its partners and other personnel working on the Company’s audit and rotates the lead audit partner consistent with independence requirements. A new audit partner was designated by Grant Thornton for the Company’s 2018 audit. Representatives of Grant Thornton are expected to be available in person at the 2018 annual meeting of stockholders to answer appropriate questions from stockholders.

Summary of Fees

The following table summarizes the aggregate fees billed to the Company by Grant Thornton for the Company’s 2016 and 2017 fiscal years:

Type of Fees	Fiscal Year 2017 ($)	Fiscal Year 2016 ($)
Audit Fees (1)	847,297	717,051
Audit-Related Fees (2)	13,910	11,535
All Other Fees (3)	24,160	4,900

Total Fees	885,367	733,486

(1)	Audit Fees — These are fees for professional services for fiscal years 2017 and 2016. The professional services provided included auditing the Company’s annual financial statements and internal controls, reviewing the Company’s quarterly financial statements, expressing an opinion on the Company’s financial statements, and providing other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above. For fiscal years 2017 and 2016, these fees included auditing the Company’s 401(k) plan.

(3)	All Other Fees — These are fees for permissible services that do not fall within the above categories.

Pre-Approval of Independent Auditor Services and Fees

It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to the Company by the independent registered public accounting firm in accordance with the applicable requirements of the SEC. The Audit Committee reviewed and pre-approved all audit, audit-related and non-audit fees for services provided to the Company by Grant Thornton during fiscal 2017 and has determined that the firm’s provision of such services to the Company is compatible with, and did not impair, Grant Thornton’s independence.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting, will constitute ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm under Proposal #3. Abstentions will be counted as present and entitled to vote for purposes of Proposal #3 and, therefore, will have the same effect as a vote against Proposal #3. Notwithstanding the selection by the Audit Committee of Grant Thornton or stockholder ratification of that selection, the Audit Committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders. While stockholder ratification of Grant Thornton’s appointment is not required by law or otherwise, if the selection of Grant Thornton is not ratified at the annual meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of each of the committees are listed in the table below. Each member of these committees meets the applicable SEC and Nasdaq independence requirements. The Board of Directors has determined that each of Ms. Keith, Mr. Levy and Mr. Sinder qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of the Audit Committee meet the Nasdaq financial literacy requirements.

The Board of Directors held a total of four meetings during fiscal 2017. During 2017, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served. In addition, five directors attended the 2017 annual meeting of stockholders. The Company encourages its directors to attend annual meetings.

Committee	Members During Fiscal 2017	Committee Functions	Meetings Held in Fiscal 2017
Audit	M. Jay Sinder (Chair) Steven D. Levy Giacomo Marini	• Appoints, compensates and oversees the work of the independent auditors • Oversees the internal financial reporting and accounting controls and disclosure controls • Reviews and pre-approves all audit and non-audit fees for services provided by the independent auditors • Reviews press releases relating to quarterly and annual earnings reports • Reviews the annual audited financial statements and quarterly unaudited financial statements • Reviews related party transactions • Identifies high-risk behaviors that potentially imperil the underlying value of the Company	9

Compensation	Gina Haspilaire (Chair) Cindy K. Andreotti Brian J. Jackman

•  Reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of the Chief Executive Officer

•  Reviews and approves compensation and benefits of the named executive officers other than the Chief Executive Officer and reviews compensation and benefits of the other executive officers and key managers

•  Reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of the outside directors

•  Establishes and reviews general policies relating to the compensation and benefits of the employees

•  Balances the portion of executive compensation tied to achievement of performance goals with managing overall enterprise risk

			7

Committee	Members During Fiscal 2017	Committee Functions	Meetings Held in Fiscal 2017

Nominating and Governance	Cindy K. Andreotti (Chair) Brian J. Jackman Steven D. Levy

•  Assists the Board of Directors in identifying prospective director nominees

•  Reviews and makes recommendations on composition of the Board of Directors, committees of the Board of Directors and conflicts of interest

•  Oversees annual production of a management succession plan for the Board of Director’s consideration

•  As requested by the Board of Directors or the Compensation Committee, assists in the performance evaluation of the Chief Executive Officer or any other executive officer of the Company

•  Oversees and coordinates the risk management activities of the Company

•  Oversees and coordinates the annual performance evaluation of the Board of Directors and each of the committees of the Board

•  Establishes, maintains and approves corporate governance guidelines

5

A copy of the charter for each of the committees of the Board of Directors is available on our website located at http://investor.pctel.com/documents.cfm. The meetings indicated in the chart above include a joint meeting of the members of the Audit Committee and Compensation Committee in November 2017 focused on risk management, as described in “Risk Management” on page 16.

Board Leadership Structure

In January 2017, in connection with the retirement of Martin Singer, the Board of Directors separated the roles of Chairman of the Board and Chief Executive Officer in order to allow the Chief Executive Officer to focus on setting the strategy for the Company, providing day-to-day leadership to the Company’s employees, driving the Company’s performance and engaging with stockholders while the Chairman of the Board provides guidance to the Chief Executive Officer, focuses on corporate governance matters and communication among the committees and the directors, and presides over the meetings of the Board of Directors. Mr. Levy was elected effective January 2, 2017 to serve as independent Chairman of the Board until such time as a successor is elected. In connection with this change, the Board determined that it was not necessary to continue to have a Lead Independent Director because the duties previously carried out by the Lead Independent Director will be carried out by the Chairman of the Board. In connection with his promotion to Chief Executive Officer, Mr. Neumann was elected to the Board of Directors effective January 2, 2017.

Diversity

The Company believes diversity on the Board of Directors better reflects the diversity of the Company’s employees, customers and other stakeholders, and may lead to improved employee recruiting and retention. Over the past five years, the Company has diversified its Board in a number of respects. Currently women comprise half of the independent directors and a third of the independent directors have a geographic origin outside the United States. In addition to balancing the gender, ethnicity, and geographical origin of the Board members, the Nominating and Governance Committee has sought diversity in Board members’ skill sets, business experience, financial and accounting experience, educational achievements, and potential contributions with a goal of bringing diverse business experience, knowledge and perspectives to the Board of Directors.

Independence

The Board of Directors has determined that the non-employee directors are “independent directors” based on the Nasdaq listing standards, and that the members of the Audit and Compensation Committees fulfill additional SEC and Nasdaq independence standards, as applicable. Only independent directors may serve on the Audit, Compensation and Nominating and Governance Committees. In determining the independence of the directors, the Board of Directors affirmatively determines whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director.

Political Contributions; Lobbying

The Company has not made any contributions to any political party, political action committee, or candidate running for a political office at any level in any country. The Company does not engage in any individual lobbying efforts and does not belong to any organization whose primary function is to lobby for political causes.

Code of Ethics

The Company’s Code of Ethics and Business Conduct (the “Code of Ethics”) applies to the Board of Directors and all employees of the Company and its subsidiaries. It provides guidance and standards for maintaining ethical behavior, requires that employees and directors comply with applicable laws and regulations, and prohibits conflicts of interests. The Code of Ethics was revised by the Board of Directors in 2017 to enhance the anti-bribery provisions and guidance with respect to investments in third parties. The Code of Ethics is posted on the Company’s website at http://investor.pctel.com/documents.cfm. In addition, the Company has made available an ethics hotline for anonymously reporting violations of the Company’s policies and procedures. The Audit Committee, together with the Company’s General Counsel, address all matters submitted pursuant to the ethics hotline.

Compensation Committee Interlocks

During 2017, none of Ms. Andreotti, Ms. Haspilaire, or Mr. Brian Jackman, a long-time member of the Board of Directors who retired effective December 31, 2017, was an officer or employee of the Company while serving as a member of the Compensation Committee. In addition, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Risk Management

While the Chief Risk Officer and the other executive officers of the Company are responsible for the day-to-day management of the material risks facing the Company, the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, the Board of Directors has the responsibility to determine whether the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board of Directors in setting the Company’s business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s risk appetite, and its determination of what constitutes an appropriate level of risk for the Company. The Board of Directors has assigned to the Nominating and Governance Committee the responsibility of working with Company management to identify, assess, and quantify risks facing the Company in order to create meaningful but cost-effective strategies to manage the Company’s most significant risks. The Chief Risk Officer provides an in-depth report on the Company’s efforts to identify, assess, quantify and mitigate its most significant enterprise risks semi-annually and the Nominating and Governance Committee in turn updates the full Board of Directors at regularly-scheduled Board meetings. In addition, there is an annual joint meeting of the Audit and Compensation Committees focused on management’s efforts to address enterprise risks. The Board also regularly receives updates from management regarding certain of the significant risks facing the Company, including litigation and various operating risks.

In addition to the Nominating and Governance Committee’s overall enterprise risk management efforts, each committee of the Board of Directors oversees certain aspects of enterprise risk management. For example, the Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the audit process, the adequacy of internal controls over financial reporting, and disclosure controls and procedures. The Compensation Committee oversees risks related to the compensation policies and practices. In its oversight, the Compensation Committee examines whether the compensation practice is consistent with the Compensation Committee’s responsibilities and its philosophy (as set forth in “Compensation Discussion and Analysis —Compensation Philosophy”) and is aligned with the Company’s goals and risk tolerance. In evaluating the compensation policies and practices, the Compensation Committee seeks advice and data regarding the Company’s peer group from its independent compensation consultant. In addition to its role in working with management in the overall enterprise risk mitigation efforts, the Nominating and Governance Committee oversees governance related risks, such as board independence and conflicts of interest, as well as management and director succession planning. The committees report their findings to the full Board of Directors.

At the most recent joint meeting of the Audit and Compensation Committees, the members of both Committees reviewed risks faced by the Company, focusing on (i) identification and evaluation of risks related to the Company’s strategy and objectives, (ii) the results of the enterprise risk survey in which executive officers and key managers identified their views of risks that the Company faces, and (iii) the risks faced by the Company in the areas of compensation, potential fraud, factory disaster recovery, and cyber risk as well as steps taken by the Company to mitigate these risks. The NEOs (as identified in “Compensation Discussion and Analysis — Named Executive Officers”) and certain other executive officers attend Board of Directors and committee meetings as needed and are available to address any questions or concerns raised by the Board on risk management-related matters.

Director Nomination Process

Stockholder Recommendation and Nominations.    It is the policy of the Nominating and Governance Committee to consider director candidates recommended by the stockholders holding on the date of submission of such recommendation at least 1% of the then-outstanding shares of PCTEL common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the Board of Directors should send their recommendation in writing to the attention of John W. Schoen, Corporate Secretary, at the Company’s office located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by the bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company within the last three years and evidence of the required ownership of PCTEL common stock by the recommending stockholder. A copy of the Company’s bylaws is available upon written request to the Corporate Secretary at the address provided above. For a description of the advance notice provision of the Company’s bylaws, see “Deadline for Receipt of Stockholder Proposals and Nominations for 2019 Annual Meeting of Stockholders” on page 5. Additional information regarding stockholder recommendations for director candidates is set forth in the document entitled “Policies and Procedures for Director Candidates” available at http://investor.pctel.com/documents.cfm.

Identifying and Evaluating Nominees for Director.    The Nominating and Governance Committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the Board of Directors:

•	The Committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources; and

•	The Committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the Board of Directors;

-	The needs of the Board of Directors and its committees;

-	The candidate’s judgment, independence, character, integrity, age, education, area of expertise, knowledge of the telecommunications industry, experience with businesses and other organizations of comparable size, diversity, length of service, and potential conflicts of interests;

-	Skills which are complementary to those of the existing members of the Board of Directors; and

-	Other factors that the Committee considers appropriate.

Compensation of Directors

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of stockholders. The Compensation Committee periodically reviews surveys of non-employee director compensation trends and a competitive analysis of peer company practices prepared by the Independent Compensation Consultant. The Committee makes recommendations to the Board of Directors on cash and stock compensation for our non-employee directors. Each element of director compensation is described in this section.

The non-employee directors received an annual cash retainer of $25,000 and shares of common stock with value equivalent to $55,000 covering the period from the 2017 annual meeting until this 2018 annual meeting. The non-employee directors also received $1,500 per Board meeting attended (unless the Board meeting was conducted by teleconference, in which case directors received $1,000 for each telephonic meeting in which they participated) and $1,000 per committee meeting attended. In addition, the non-employee directors received the following:

•	the Chairman of the Board of Directors received a cash retainer of $10,000 and shares of common stock with value equivalent to $15,000;

•	the Chair of the Audit Committee received shares of common stock with value equivalent to $10,000;

•	the Chair of the Compensation Committee received shares of common stock with value equivalent to $10,000;

•	the Chair of the Nominating and Governance Committee received shares of common stock with value equivalent to $7,000; and

•	each other non-employee member of any of the foregoing committees received shares of common stock with value equivalent to $5,000.

All the grants of common stock to the non-employee directors, as described above, were awarded on the date of the annual meeting (i.e., June 21, 2017) and vested immediately. Non-employee directors who became Chairman of the Board or chair of a committee since the 2017 annual meeting received a pro-rated grant of common stock on their first day of service in such role. The number of shares granted was based on the total dollar value divided by the closing price of PCTEL common stock as presented by Nasdaq on the date of grant.

In addition to the above-referenced grants, new non-employee directors receive a one-time grant of restricted stock equivalent to $50,000 based upon the closing price of PCTEL common stock as presented by Nasdaq as of the first date of service, which vests in equal annual installments over three years.

Director Compensation

Name	Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Cindy K. Andreotti	42,000	68,011	—	110,011
Gina Haspilaire	37,000	65,000	1,370	103,370
Brian J. Jackman	26,000	32,500	—	58,500
Steven D. Levy	64,750	79,498	—	144,248
Giacomo Marini	37,000	60,000	—	97,000
M. Jay Sinder	38,000	65,000	420	103,420

(1)	The values shown reflect the fair market value of the award on the grant date, computed in accordance with FASB ASC topic 718. For a discussion of the valuation assumptions, see note 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017. The aggregate number of shares of restricted stock outstanding at the end of fiscal 2017 was 3,261 shares held by Ms. Haspilaire.

(2)	Ms. Haspilaire and Mr. Sinder received dividends on unvested restricted stock granted to each such director at the commencement of his/her service on the Board of Directors.

Director Stock Ownership Guidelines

The Board of Directors believes that ownership of PCTEL common stock by directors demonstrates to the stockholders their commitment to the Company and optimism for its future. Accordingly, the Board of Directors adopted Stock Ownership Guidelines for Directors (“Guidelines”) that require each director to achieve ownership of PCTEL common stock with a value equal to three times the annual cash retainer paid by the Company to the Directors for their service on the Board. The directors have five years from their initial date of service to achieve compliance. All of the directors to whom the Guidelines currently apply have achieved compliance with the Guidelines.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with any of the directors may do so by sending an e-mail message to the General Counsel at general.counsel@pctel.com. The General Counsel monitors these communications, consults with the independent Chairman of the Board and provides a summary of messages received to the Board of Directors at its regularly scheduled meetings. Where the nature of the communication warrants, the General Counsel may obtain more immediate attention of the matter from the appropriate committee or the Chairman of the Board, independent advisors, or management. The General Counsel, in consultation with the non-executive Chairman of the Board may decide whether a response to any stockholder communication is necessary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of PCTEL common stock based on a review of filings made with the Securities and Exchange Commission as of April 13, 2018 by:

•	Each stockholder known by PCTEL to beneficially own more than 5% of the common stock;

•	Each director, including director nominees;

•	Each named executive officer; and

•	All of the directors, director nominees and named executive officers as a group.

Beneficial ownership is determined based on the rules of the SEC. Percent of shares beneficially owned is based upon 18,291,781 shares of common stock outstanding as of April 13, 2018. In addition, shares of common stock underlying options or restricted stock that are exercisable or vested as of April 13, 2018 or that will become exercisable or vested on or before June 12, 2018 (60 days subsequent to April 13, 2018) are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column, but those shares underlying options are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

Shares Outstanding as of 4/13/2018 18,291,781
Beneficial Owners	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned (%)
5% Stockholders
Ariel Investments, LLC (1)	2,430,032	—	2,430,032	13.28%
Chartwell lnvestment Partners (2)	1,780,485	—	1,780,485	9.73%
Dimensional Fund Advisors LLP (3)	1,490,484	—	1,490,484	8.15%
Renaissance Technologies LLC (4)	1,478,515	—	1,478,515	8.08%
Directors and Named Executive Officers
David A. Neumann	231,927	40,041	271,968	1.49%
Rishi Bharadwaj	210,104	36,000	246,104	1.35%
John W. Schoen (5)	165,711	42,711	208,422	1.14%
Jeffrey A. Miller	107,174	53,388	160,562	*
Steven D. Levy (6)	77,288	—	77,288	*
Giacomo Marini (7)	76,062	—	76,062	*
Shelley J. Bacastow	59,244	14,500	73,744	*
Cindy K. Andreotti	44,449	—	44,449	*
M. Jay Sinder	37,010	—	37,010	*
Gina Haspilaire	36,907	—	36,907	*
Cynthia A. Keith	13,044	—	13,044	*
All directors, director nominees and named executive officers as a group (11 persons)	1,058,920	186,640	1,245,560	6.81%

(1)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Ariel Investments, LLC (“Ariel”) on February 13, 2018. Ariel has sole dispositive power with respect to 2,430,032 shares, shared dispositive power with respect to 0 shares, sole voting power with respect to 2,062,032 shares, and shared voting power with respect to 0 shares. Ariel’s address is 200 East Randolph Street, Suite 2900, Chicago, IL 60601.

(2)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Chartwell Investment Partners, LLC (“Chartwell”) on January 31, 2018. Chartwell has sole dispositive power with respect to 1,780,485 shares, shared dispositive power with respect to 0 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 0 shares. Chartwell’s address is 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312.

(3)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2018. Dimensional has sole dispositive power with respect to 1,490,484 shares, shared dispositive power with respect to 0 shares, sole voting power with respect to 1,465,082 shares, and shared voting power with respect to 0 shares. Dimensional disclaims beneficial ownership of all such shares. Dimensional’s address is Building One, 6300 Bee Cave Rd., Austin, TX 78746.

(4)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (together, “Renaissance”) on February 14, 2018. Renaissance has sole dispositive power with respect to 1,406,940 shares, shared dispositive power with respect to 71,575 shares, sole voting power with respect to 1,404,214 shares, and shared voting power with respect to 0 shares. Renaissance’s address is 800 Third Avenue, New York, NY 10022.

(5)	Includes 87,000 shares of PCTEL common stock held by the Denise F. Schoen Family Trust and 34,711 shares of PCTEL common stock held by the John W. Schoen III Living Trust.

(6)	Includes 5,000 shares of PCTEL common stock held by Beena M. Levy, spouse of Steven D. Levy.

(7)	Includes 27,475 shares of PCTEL common stock held by the Giacomo Marini Trust and 48,587 shares of PCTEL common stock held by the Marini-Jamason Community Property Trust.

COMPENSATION DISCUSSION AND ANALYSIS

Company Overview and Executive Summary

The Company provides Performance Critical TELecom technology solutions to the wireless industry and is a leading global supplier of antennas and wireless network testing solutions. The Company’s precision antennas are deployed in small cells, enterprise Wi-Fi access points, fleet management and transit systems, and in equipment and devices for the Industrial Internet of Things (“IIoT”). We offer in-house design, testing, radio integration, and manufacturing capabilities for our antenna customers. The Company’s test and measurement tools are used to improve the performance of wireless networks globally, with a focus on LTE, public safety, and emerging 5G technologies. Network operators, neutral hosts, and equipment manufacturers rely on our scanning receivers and test solutions to analyze, design, and optimize their networks. The Company focuses its efforts on non-commodity markets to provide longer product life cycles and greater margin.

The Company enjoyed strong performance in 2017 with improvements over 2016 in revenue, gross profit, EBITDA margin and non-GAAP earnings per share (“EPS”). Results from continuing operations in 2017 compared to 2016, which excludes the impact of the Company’s 2017 divestiture of its engineering services unit, were as follows: revenue grew 8% to $91.4 million, and Adjusted EBITDA grew 21% to $8.2 million. “Adjusted EBITDA” is a non-GAAP measure defined as operating profit from continuing operations plus depreciation, amortization, impairment of goodwill or intangible assets, and stock-based compensation. The improved results were shared across both the Company’s Connected Solutions and RF Solutions segments. The Connected Solutions segment had a positive performance particularly in its fleet and industrial vertical markets. The RFS segment benefited from the addition of productive new OEM partners and increased demand for its products from U.S.-based operators. Despite our strong year-over-year financial performance, we did not achieve our financial targets set under our 2017 Short-Term Incentive Plan. Accordingly, the payouts under the plan were below target levels.

The most recent publicly-available data collected by the Independent Compensation Consultant indicates that PCTEL’s financial performance in 2017 (based upon its restated financial results after giving effect to the discontinuation of its network engineering services business) as compared with its peer group is the following: the Company’s three-year revenue change is aligned with the 25th percentile, five-year total shareholder return (“TSR”) is aligned with the 50th percentile (median); one-year revenue change, three-year EPS growth, return on assets, and one-year net income margin are between the 50th and 75th percentiles; return on equity and one-year TSR are aligned with the 75th percentile; and three-year TSR is above the 75th percentile.

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to discuss material information relating to compensation awarded to the following individuals who have been identified by the Compensation Committee as the Company’s “Named Executive Officers” or “NEOs” for the fiscal year ended December 31, 2017:

Name	Title as of December 31, 2017

David A. Neumann(1)	Chief Executive Officer

John W. Schoen	Senior Vice President, Chief Financial Officer and Corporate Secretary

Jeffrey A. Miller(2)	Senior Vice President and General Manager, RF Solutions

Rishi Bharadwaj	Senior Vice President and General Manager, Connected Solutions

Shelley J. Bacastow	Vice President and General Counsel

(1)	Mr. Neumann was appointed Chief Executive Officer effective January 2, 2017.
(2)	Mr. Miller was promoted to Senior Vice President and General Manager, RF Solutions, effective January 1, 2017.

Because Mr. Neumann is a member of the Board of Directors, his biographical information is included under Proposal #1 “Election of Directors — Directors and Nominees.”

Mr. John W. Schoen, 62, has been the Company’s Chief Financial Officer, Vice President and Corporate Secretary since November 2001. In September 2013, Mr. Schoen was promoted to Senior Vice President, Chief Financial Officer and Corporate Secretary. Mr. Schoen served as a Business Development Manager at Agilent Technologies, Inc. from July 2000 to November 2001. From May 1999 to July 2000, Mr. Schoen served as Chief Operating Officer and Chief Financial Officer of SAFCO Technologies, Inc. before its acquisition by Agilent Technologies Inc. Prior to this period, Mr. Schoen held various financial positions for over 19 years at Motorola, Inc. Mr. Schoen received a Bachelor of Science degree in Accounting from DePaul University and is a Certified Public Accountant.

Mr. Jeffrey A. Miller, 62, has been the Company’s Senior Vice President and General Manager–RF Solutions since January 2017. Mr. Miller served as Senior Vice President, Global Sales–RF Solutions from July 2015 to December 2016. Previously he served as Senior Vice President, Global Sales–Connected Solutions from March 2015 to July 2015; Senior Vice President and General Manager, Site Solutions, from November 2014 to March 2015; President, Connected Solutions from January 2013 to November 2014; Senior Vice President, Sales and Marketing of the Company from April 2010 to December 2012; and Vice President and General Manager of the Company’s Antenna Products Group from October 2006 until April 2010. From November 2001, when he joined PCTEL, until October of 2006, Mr. Miller served in a number of roles, from Vice President of Engineering through leadership roles in product management, new technology and global sales. Prior to joining PCTEL, Mr. Miller held various management and technical positions related to the wireless industry with such companies as Agilent Technologies Inc., SAFCO Technologies, Inc., Malcolm, Miller & Associates and Motorola, Inc. Mr. Miller received a Bachelor of Science degree in Computer Science from University of Illinois.

Mr. Rishi Bharadwaj, 44, has been the Company’s Senior Vice President and General Manager–Connected Solutions since November 2016. Mr. Bharadwaj was promoted to Vice President and General Manager–Connected Solutions in March 2015. Prior to his promotion, Mr. Bharadwaj served as Vice President, Global Sales–Connected Solutions from March 2014 to March 2015; Vice President, Global Sales and Product Management from January 2014 to March 2014; Vice President, Product Management–Connected Solutions from July 2012 to January 2014; and Vice President, Product Management–Antenna Product Group from April 2010 to July 2012. Between July 2003 and April 2010, Mr. Bharadwaj held other leadership positions in the Connected Solutions segment. Between September 1996 and June 2003, he held several RF and software engineering roles at other companies where he developed data collection and data analytics tools for the cellular industry. Mr. Bharadwaj earned a Bachelor of Science degree in Electrical Engineering and a Master of Electrical and Computer Engineering degree from Illinois Institute of Technology. He also received a Master’s degree in Business Administration from Northwestern University’s Kellogg School of Management. He holds a patent for measuring data quality in wireless communication networks.

Ms. Shelley J. Bacastow, 58, has been the Company’s Vice President and General Counsel since January 2015. Ms. Bacastow served as the Company’s Assistant General Counsel from June 2014 to December 2014; Senior Corporate Counsel from October 2006 to June 2014; and as outside counsel to the Company from April 2003 to October 2006. Prior to joining PCTEL’s legal department, Ms. Bacastow served as Senior Counsel of the Motorola, Inc. law department from June 1996 to June 2002 where she was the head of the Global Finance Group from 1999 to 2002. She served as a Senior Attorney of the MCI Telecommunications, Inc. law department from June 1995 to June 1996. Ms. Bacastow began her career at the Chicago-based law firm Chapman and Cutler from May 1984 to June 1995. Ms. Bacastow received a Bachelor of Arts degree in Political Science from University of Wisconsin – Madison and a Juris Doctor from Notre Dame Law School.

Compensation Philosophy

The Compensation Committee’s philosophy in setting compensation policies for the CEO, the other NEOs and certain Vice Presidents (collectively referred to as “executive officers”) and the employees designated as key managers by the CEO based upon their responsibilities and performance (hereinafter referred to as “key managers”) is the following:

•	To closely align the interests of the executive officers and key managers with those of the Company’s stockholders with the objective of enhancing stockholder value and promoting long-term, sustainable growth;

•	To attract and retain the best available personnel for positions of substantial responsibility with the Company;

•	To provide incentives to motivate the executive officers and key managers to perform to the best of their abilities for the Company through rewards for superior individual and corporate performance;

•	To promote the success of the Company’s business while minimizing the opportunity for high-risk behaviors that potentially imperil the underlying value of the Company; and

•	To embrace an appropriate balance of work and family life.

Determining Executive Compensation

It is the Compensation Committee’s practice to review at least annually all elements of compensation for the executive officers and key managers to ensure that the amount and structure of compensation for each is consistent with its compensation philosophies and objectives and that the previous year’s advisory vote on named executive officer compensation has been considered. Internal pay equity among the executive officers and key managers is also a factor in the Committee’s assessment of total compensation. With these considerations in mind, the general strategy of the Compensation Committee has been to (i) target total direct compensation for executive officers and key managers (which includes base salary and short-term and long-term incentive awards) near the median of total direct compensation in reference to a peer group of publicly-traded companies and in accordance with other competitive market information in order to attract high-performing executives and key managers who also have opportunities with larger multinational companies, (ii) establish a strong correlation between the level of compensation and the financial performance of the Company compared against its peer group and other companies, and (iii) create incentives that closely align executive compensation with long-term interests of the Company’s stockholders.

Independent Compensation Consultant.    The Compensation Committee relies upon the services of an independent compensation consultant to inform its decisions as to appropriate levels and elements of compensation for the named executive officers. Willis Towers Watson, a global professional services company (the “Independent Compensation Consultant”), provides executive compensation consulting services to the Committee, including (i) assisting with establishing the Company’s compensation goals and objectives, (ii) providing relevant peer group and survey data on the compensation practices of the participating companies, and (iii) advising on industry trends in executive compensation. The Independent Compensation Consultant provides no services to the Company other than the services it provides to the Compensation Committee. The Compensation Committee’s practice is to invite a representative of the Independent Compensation Consultant to attend substantially all Compensation Committee meetings.

The Compensation Committee has sole authority to retain or replace the Independent Compensation Consultant, and the Committee annually evaluates the engagement and assesses the consultant’s independence in accordance with Nasdaq listing standards. Most recently, the Committee determined that the engagement did not raise any conflict of interest. In reaching this conclusion, the Compensation Committee considered factors relevant to the consultant’s independence from management, including the factors set forth in the Nasdaq listing standards.

Survey Data, Peer Groups and Use of Industry Benchmarking Data.    The Compensation Committee uses benchmarking information as one factor to evaluate total direct compensation of the Company’s NEOs. The benchmarking information is comprised of survey data which is derived from two independent executive compensation surveys compiled by recognized compensation firms as well as publicly-available data from a peer group of publicly-traded companies that are comparable to the Company in general terms, including broad industry sectors and size.

The peer group information is designed to be more specific. The Compensation Committee, with assistance from the Company’s management and guidance from the Independent Compensation Consultant, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Due in part to the lack of small public companies involved in the same combination of activities as the Company, it is not possible to construct a group of companies with characteristics entirely similar to the Company. The Independent Compensation Consultant therefore compiles data from public companies that, based upon its expertise, are the most similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors, and that provide a meaningful comparison for the Compensation Committee.

In order to establish a peer group that better represents competitors for talent in the Company’s market and to compare the Company more closely with businesses who compete in similar industries and have similar revenue and business complexity, the Committee adjusted the peer group in September 2017 by omitting three companies (8x8, Inc., CalAmp Corp., and Numerex Corp.) and adding the five companies listed in italics below. The current peer group members are:

Aerohive Networks, Inc.	Inseego Corp.
Airgain, Inc.	Intevac, Inc.
Clearfield, Inc.	KVH Industries Inc.
ClearOne, Inc.	Lantronix, Inc.
Communications Systems Inc.	ORBCOMM, Inc.
DASAN Zhone Solutions, Inc.	Quantenna Communications, Inc.
Digi International Inc.	RELM Wireless Corporation
EMCORE Corporation	Westell Technologies, Inc.
Frequency Electronics Inc.

The compensation data derived from the peer group consisted of the then-most recent publicly available annual and long-term compensation amounts. The financial performance data derived from the peer group included (i) one-year and three-year revenue change, (ii) net income margin, (iii) change in earnings per share (“EPS”), (iv) return on assets, equity and invested capital, and (v) one-year, three-year and five-year total stockholder return (“TSR”). The Independent Compensation Consultant provided a comprehensive compensation assessment analysis in connection with the Compensation Committee’s evaluation of executive compensation, comparing levels of compensation, expressed in dollars and percentages, against both compensation and performance data contained in the survey and peer group information.

Annual Compensation Process.    The Company considered the results of the Say-on-Pay proposal presented to the stockholders for approval in 2017. In light of the 96% support the proposal received, the Company’s compensation policies and decisions, explained in detail in this Compensation Discussion and Analysis, remain focused on sustainable financial performance to drive stockholder value.

The compensation of the CEO, the other executive officers and the key managers is established prior to the end of the first quarter of the fiscal year. The Compensation Committee has full authority to determine the compensation of the executive officers (other than the CEO) and key managers of the Company. The CEO’s compensation must be approved each year by the independent Board members based on the recommendation of the Compensation Committee. In making its recommendation with respect to the CEO’s compensation, the

Compensation Committee takes into consideration, among other factors, the Company’s financial results and the results of a performance evaluation of the CEO for the preceding year. The annual evaluation of the CEO’s performance is conducted by the Nominating and Governance Committee through an electronic survey completed by all non-employee Board members. It requires each independent Board member to assess the CEO’s ability to meet financial performance objectives of the Company, conduct succession planning, execute strategic plans, exhibit leadership, and maintain good relationships with the stockholders, the Board of Directors and other stakeholders of the Company. The Chair of the Nominating & Governance Committee reports the results to the other independent Board members in executive session and moderates a discussion thereof.

In formulating its recommendation to the Board of Directors with respect to the CEO’s compensation, the Compensation Committee exercises its judgment, taking into account the results of the Nominating and Governance Committee’s survey and discussion, any investor input that may have been received, and the comparative data and advice of the Committee’s Independent Compensation Consultant (as described in “Determining Executive Compensation — Independent Compensation Consultant” above). The Compensation Committee’s discussions of the elements of compensation for the CEO are conducted in a closed session, typically with its Independent Compensation Consultant in attendance but with no Company employees present. The Chair of the Compensation Committee solicits input from the CEO in the course of the Compensation Committee’s formulation of its recommendation; however, the CEO is not permitted to participate in the deliberations by the Board of Directors in its evaluation of the Compensation Committee’s recommendation for CEO compensation.

In establishing compensation for the executive officers (other than the CEO), the Compensation Committee relies on (i) insights provided by the CEO as to each executive officer’s individual performance, (ii) the compensation data compiled by the Independent Compensation Consultant, and (iii) the Company’s compensation philosophy, as described in “Compensation Philosophy” above. The CEO attended five of the seven Compensation Committee meetings in 2017 in order to provide his insight on the contributions made by various executive officers and key managers. After consulting with its Independent Compensation Consultant and the referenced materials, the Compensation Committee, in its discretion, sets the annual compensation for the executive officers and key managers, including salary, short-term and long-term incentives.

Summary of Principal Elements of Executive Compensation

The principal elements included in executive compensation for the executive officers and key managers are the following, each of which is briefly described below:

1.	Base salary which is the principal element of cash compensation that is not “at risk.” In determining the level of base salary, the Compensation Committee considers the performance, experience and responsibilities of the executive officer or key manager and seeks to establish a base salary that is competitive with those paid to comparable executive officers and key managers based upon benchmarking data.

2.	Incentive awards administered under the Short-Term Incentive Plan which is an annual performance-based incentive plan designed to motivate achievement of specifically-identified, short-term corporate and business segment objectives. The awards are paid in cash, shares or a combination of both.

3.	Equity awards administered under the Long-Term Incentive Plan which is designed to encourage sustainable growth, consistent earnings, and management retention through consistency in long-term incentives. These equity awards include shares, options or a combination of both.

4.	Change of Control benefits which induce certain executive officers to continue to contribute to the success of the Company in connection with an event resulting in the majority of the voting control of the Company being transferred (whether by way of merger, reorganization, acquisition, or sale of all or substantially all of the Company’s assets). These benefits are triggered if the executive officer is involuntarily terminated within twelve months of a change of control (i.e., a “double trigger”).

5.	Severance benefits which compensate certain executive officers in the event of an involuntary termination of his/her employment unrelated to a change of control. The severance benefits include salary continuation and Company-paid healthcare benefits for a specified period of time and vesting of certain restricted stock previously awarded under the Short-Term and Long-Term Incentive Plans.

6.	Medical and other standard benefits, including medical, dental, and vision benefits, and term life and long-term disability insurance, a substantial portion of which are paid by the Company. The Company’s Employee Stock Purchase Plan allows employees of the Company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. In addition, the Company maintains a 401(k) plan for PCTEL employees, administered by an independent plan administrator, which provides a selection of investment alternatives from which plan participants may choose. The Company matches the contribution of a plan participant up to the first 4% of the participant’s compensation. The Company match vests immediately.

Summary of 2017 Compensation Results

Base Salaries.    The base salary of each NEO was increased in 2017 in order to remain competitive with the salaries of comparable executive officers within the peer group. The base salaries of the NEOs for 2017 and 2016 are set forth below:

Base Salaries for Named Executive Officers

Name	2017 ($)	2016(6) ($)
David A. Neumann (1)	350,000	238,500
John W. Schoen (2)	300,200	261,000
Jeffrey A. Miller (3)	270,000	230,000
Rishi Bharadwaj (4)	270,000	227,700
Shelley J. Bacastow (5)	250,100	—

(1)	Mr. Neumann was appointed Chief Executive Officer effective January 2, 2017. On such date, his base salary for 2017 was effective.

(2)	Mr. Schoen’s base salary was effective April 1, 2017.

(3)	Mr. Miller was promoted to Senior Vice President and General Manager for the RF Solutions segment effective January 1, 2017. On such date, his base salary for 2017 was effective. In 2016, Mr. Miller served as the Senior Vice President of Global Sales for the RF Solutions segment and accordingly he participated in a Sales Compensation Plan pursuant to which, in addition to his salary, he earned $92,258 commission based upon the sales revenue of the entire RF Solutions segment.

(4)	Mr. Bharadwaj was promoted to Senior Vice President and General Manager for the Connected Solutions segment in November 2016 and his base salary was effective January 1, 2017.

(5)	Ms. Bacastow first became a Named Executive Officer for fiscal 2017. Her base salary was effective April 1, 2017.

(6)	The 2016 base salary for all Named Executive Officers (other than Mr. Miller) became effective on April 1, 2016.

Awards Under the 2017 Short-Term Incentive Plan.    The Compensation Committee adopted a new structure for the 2017 Short-Term Incentive Plan (“2017 STIP”) in order to simplify the plan, increase the effectiveness of the incentives awarded thereunder, enhance consistency across job functions and reward participants based upon achievements of the business segment the participant has the ability to impact. The 2017 STIP was designed to provide incentive awards for the NEOs, other executive officers and key employees based on the achievement of the specifically-identified Adjusted EBITDA goal for the Company or the applicable business segment. The 2017 STIP aligns the participants’ interests directly with those of the stockholders and is a self-adjusting plan given that Adjusted EBITDA for 2017 includes the aggregate incentive award payment.

“Adjusted EBITDA” is a non-GAAP measure defined as operating profit from continuing operations plus depreciation, amortization, impairment of goodwill or intangible assets, and stock-based compensation. For purposes of Adjusted EBITDA at the business segment level, corporate costs are not allocated to the business segments.

The Adjusted EBITDA goals for the Company and for each of its two segments are set forth below. The target goals reflect the Company’s 2017 financial plan approved by the Board of Directors. The Compensation Committee believed that the target goals for the Company and the two business segments would be challenging but achievable with significant effort. Incentive awards for achievements between the threshold and target or the target and maximum goals were determined on a straight-line basis. There is no incentive award below the threshold and no increase above the maximum. The percentage of base salary paid as the incentive award at the three levels of achievement is assigned to participants by job category and responsibilities. The 2017 STIP awards were paid in cash.

The table below indicates the potential payments for achievement of threshold, target and maximum goals for Adjusted EBITDA for the Corporate group and for the two segments, as well as the actual payment made.

Mr. Neumann, Mr. Schoen and Ms. Bacastow were awarded incentives under the 2017 STIP based solely upon achievement of the Corporate goals. Mr. Bharadwaj was awarded an incentive based solely upon the Connected Solutions segment’s achievement of its goal, and Mr. Miller was awarded an incentive based solely upon the RF Solutions segment’s achievement of its goal. The maximum, target and actual awards for the NEOs in 2017, as percentages of base salary, are summarized in the table below:

Awards under the 2017 Short-Term Incentive Plan

Name	Maximum Award as a % of Base Salary (%)	Maximum Award ($)	Target Award(1) ($)	Actual Award ($)	Actual Award as a % of Base Salary (%)
David A. Neumann	130	455,000	227,500	157,931	45
John W. Schoen	115	345,230	172,615	119,829	40
Jeffrey A. Miller	115	310,500	155,250	132,382	49
Rishi Bharadwaj	115	310,500	155,250	128,563	48
Shelley J. Bacastow	100	250,100	125,050	86,810	35

(1)	The 2017 target award is equal to 50% of the maximum 2017 award.

Awards Under the 2017 Long-Term Incentive Plan.    The 2017 LTIP was designed to encourage sustainable growth, consistent earnings, and management retention through consistency in long-term incentives. The awards under the 2017 LTIP were shares of restricted stock that vest in their entirety on the second anniversary of the grant date. Each NEO must be an employee of the Company on the vesting date in order to receive the shares.

Awards under the 2017 Long-Term Incentive Plan

Name	# of Shares
David A. Neumann	20,000
John W. Schoen	14,000
Jeffrey A. Miller	14,000
Rishi Bharadwaj	14,000
Shelley J. Bacastow	10,000

72,000

The value of the 2017 LTIP awards is between the 25th percentile and the median for long-term incentives based on survey data regarding long-term incentives provided by the Compensation Committee’s Independent Compensation Consultant. See “Determining Executive Compensation — Survey Data, Peer Groups and the Use of Industry Benchmarking Data.”

CEO Total Direct Compensation.    Mr. Neumann’s total direct compensation for 2017 (consisting of base salary, cash incentives granted under the 2017 STIP and the grant date fair value of the restricted stock granted under the 2017 LTIP) equated to $696,900 in his first year as CEO. Mr. Neumann’s total direct compensation for 2017 at target performance is below the 25th percentile of comparable executive officers based on the market consensus data gathered by the Independent Compensation Consultant from survey and peer group executive compensation information.

Change of Control and Severance Arrangements.    The Company offers Change of Control and severance benefits to its NEOs and certain of its other executive officers. A description of these benefits is provided in

“Executive Compensation and Other Matters – Summary of Other Potential Payments” and the tables “Potential Payments Upon Termination Related to Change of Control” and “Potential Payments Upon Termination Unrelated to Change of Control” on pages 37 through 40.

General Terms of Equity Grants

Stock Plan.    All equity issued by the Company (whether as restricted stock or stock options, and whether granted under the Short-Term Incentive Plan, the Long-Term Incentive Plan or otherwise) is issued under the PCTEL, Inc. Stock Plan (the “Stock Plan”). The Stock Plan was originally approved by the stockholders in 1997 as the “1997 Stock Plan,” and was amended and restated in 2010 to replace the then current 1997 Stock Plan and the 1998 Director Stock Option Plan. It was further amended and restated at the 2015 annual meeting and was renamed the “PCTEL, Inc. Stock Plan.”

Material Terms of Restricted Stock Grants.    Restricted stock grants have the vesting terms established in the applicable Short-Term and Long-Term Incentive Plans. They may earn and receive distribution of dividends on the same terms as dividends paid on our common stock.

Material Terms of Stock Option Grants.    While the Compensation Committee could issue stock options under the Stock Plan, no stock options have been issued to NEOs since 2013. The Compensation Committee has never re-priced previously granted stock options where the trading price of the Company’s stock is less than the exercise price of the stock options, and the Stock Plan expressly prohibits such re-pricing of previously granted stock options.

Administrative Protocols in Stock Option and Restricted Stock Grants.    The Company adopted a Statement of Administrative Policy in November 2006, codifying approved procedures in respect of award grants under the Stock Plan. This policy is administered by the Compensation Committee. The key elements of the policy are as follows:

•	The meeting date of the Compensation Committee or the Board of Directors, as the case may be, is the grant date of any approved award, unless the Compensation Committee or Board of Directors expressly identifies a future date as the grant date of the award (discussed below).

•	Where a written consent of the Compensation Committee or the Committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the Committee Chair, as applicable, constitutes the grant date of the award unless the Compensation Committee or Board of Directors expressly identifies a future date as the grant date of the award.

•	Award grant documentation is dated as of the grant date.

•	Where a stock option or restricted stock award is required to be priced at the fair market value of the underlying Company stock, the closing price of the stock as reported by Nasdaq on the grant date is selected to represent that value.

•

Neither the Compensation Committee nor the Board of Directors will authorize a grant of stock options or other equity incentive awards (with the exception noted in the paragraph below) to executive officers or key managers during a quarterly “quiet period.” A “quiet period” is the time during which the executive officers and key managers of the Company may be presumed to be in possession of non-public information concerning the financial performance of the Company, beginning with the close of the market on the last trading day of the first full week of the last month of each fiscal quarter (but no later than the close of the tenth calendar day of such month), and continuing until the opening of the market on the third trading day following the date of the Company’s public release of earnings and other financial information for a particular fiscal quarter or year end. If stock options or other equity incentive awards (with the exception noted in the paragraph below) for individuals in this group are authorized by the Compensation Committee or the Board of Directors during such a “quiet period”, the Compensation

Committee or Board of Directors will identify a future date as the grant date of the award, and will identify the reported closing price of PCTEL common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following the Company’s earnings release for the financial period.

•	Where performance shares or restricted stock awards that are not dollar-denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. When the Company pays incentive awards to executive officers and key managers under the Short-Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and, therefore, are subject to “quiet period” deferred issuance as described in the preceding paragraph.

Adjustment of Awards

The Company’s financial statements and the related financial performance goals and measures used by the Compensation Committee as the basis for executive compensation have not been subject to subsequent revision or restatement (except for a restatement to reflect discontinued operations in 2017). As a result, the Compensation Committee has never been required to consider an adjustment of an award. However, if such a circumstance were to occur, the Compensation Committee and the Board of Directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive officer or key manager.

Stock Retention Guidelines

In order to align further the interests of the Company’s NEOs with the interests of the stockholders, the Board of Directors adopted a stock retention policy that prohibits (i) the CEO from selling or otherwise disposing of PCTEL common stock unless, after giving effect to the sale, he holds shares with a market value equal to twice his annual base salary, and (ii) the other NEOs and Section 16 officers from selling or otherwise disposing of PCTEL common stock unless, after giving effect to the sale, he/she holds shares with a market value equal to his/her annual base salary.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain covered officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The Tax Cuts and Jobs Act eliminates the current exception to the deduction limit for qualified performance-based compensation and broadens the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit, effective for taxable years beginning on and after January 1, 2018. We believe that in establishing the Short-Term and Long-Term Incentive Plans for our NEOs, the potential deductibility of the compensation payable under those Plans should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more NEOs with the opportunity to earn incentive compensation, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. In 2017, all compensation paid to the NEOs of the Company was below the $1.0 million threshold under Section 162(m) for purposes of corporate tax deductibility.

COMPENSATION COMMITTEE REPORT

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this proxy statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2017 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

GINA HASPILAIRE (CHAIR)

CINDY ANDREOTTI

GIACOMO MARINI

EXECUTIVE COMPENSATION AND OTHER MATTERS

CEO Pay Ratio

The following pay ratio and supporting information compares the annual total compensation of the Company’s employees other than the CEO and the annual total compensation of the CEO, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of the Company (other than the CEO) was $19,352; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $780,967.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 40 to 1. To determine the pay ratio, we took the following steps:

The employee population used to identify the median employee is all worldwide employees of PCTEL, Inc. and its consolidated subsidiaries as of December 31, 2017, our determination date, including full-time, part-time, temporary and seasonal employees and those contractors for whom the Company has significant input in determining their compensation. In determining the number of employees on the determination date, we used actual data from our employee and payroll records. We made no exclusions of any employee based upon geography or as a result of acquisitions. We determined that as of the determination date we employed 448 individuals in addition to our CEO.

To identify the median employee, we compared the gross amount paid by the Company to each of the 448 employees in 2017, including salary, bonus, vested equity awards (if any) and taxable reimbursements (“gross payroll”). In determining the gross payroll of our employees, we did not annualize gross payroll for any employee, make any estimates or adjustments, or rely on any sampling. We selected the determination date and measurement period specified above because they are recent periods for which employee census and compensation information are readily available. We selected gross payroll as the consistently applied compensation measure because the necessary information can be gathered for each employee from existing payroll systems in a timely and reliable manner, and because the measure is a reasonable reflection of total compensation for purposes of identifying the median employee. All compensation paid in currency other than United States dollars was converted to United States dollars at the average exchange rate for 2017. On this basis, our median employee is a purchasing engineer located in our Tianjin, China facility.

Once we identified our median employee, we calculated such employee’s annual total compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $19,352. The median employee’s annual total compensation includes salary, bonus and Company-paid benefits (including statutory and voluntary contributions, allowances and subsidies).

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement. We note that although the CEO received a one-time allowance and reimbursement of $96,991 related to his relocation to the Chicagoland area when he became the CEO in January 2017, we did not exclude that amount when calculating his total compensation for the purpose of calculating the CEO pay ratio.

Summary of Total Compensation

The following table presents the compensation of the NEOs for the fiscal years ended December 31, 2017, 2016 and 2015:

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4,5) ($)	Total ($)
David A. Neumann(6)	2017	350,000	119,400	157,931	153,636	780,967
Chief Executive Officer	2016	238,500	168,300	34,764	50,663	492,227
	2015	252,667	602,798	—	29,239	884,704

John W. Schoen	2017	290,400	83,580	119,829	30,653	524,462
Senior Vice President &	2016	261,000	112,200	50,947	31,930	456,077
Chief Financial Officer	2015	280,333	179,559	—	27,664	487,556

Jeffrey A. Miller	2017	270,000	83,580	132,382	29,810	515,772
Senior Vice President &	2016	230,000	112,200	—	125,448	467,648
General Manager RF Solutions	2015	297,000	146,898	—	31,540	475,438

Rishi Bharadwaj	2017	270,000	83,580	128,563	52,630	534,773
Senior Vice President &	2016	227,700	168,300	55,470	46,737	498,207
General Manager Connected Solutions	2015	224,233	519,261	—	26,245	769,739

Shelley J. Bacastow(7)	2017	244,575	59,700	86,810	34,502	425,587
Vice President & General Counsel

(1)	The amounts shown reflect the actual amounts paid as salary during fiscal years 2017, 2016 and 2015.

(2)	The amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the aggregate fair value (determined on the grant date) of the restricted stock granted in the year indicated, calculated pursuant to the Statement of Financial Account Standards Codification Topic 718. For a discussion of the valuation assumptions, see Note 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017.

The stock awards include restricted stock granted pursuant to the Long-Term Incentive Plan in effect for the year indicated. In addition, the amount shown for 2015 includes restricted stock that was granted concurrently with, and in an amount correlated to, the reduction in each NEO’s salary which occurred in August 2015 in order to better align compensation incentives with long-term shareholder interests, reduce operating expenses and improve earnings. The actual value that may be realized from the restricted stock awards is contingent upon the NEO remaining an employee of the Company on the vesting date.

The amounts shown in the table below include the value of performance-based shares granted under the 2015 Long-Term Incentive Plan (“2015 LTIP”) which vest based on the Company’s performance against a revenue target with a penalty if the Company’s Adjusted EBITDA as a percentage of revenue falls below specified levels. The table indicates the number of performance shares at threshold and target (without penalty), and corresponding values using the closing price of a share of PCTEL common stock on the grant date. No additional shares would be granted under the 2015 LTIP for performance exceeding the target performance goals.

Name	Year	Threshold in Shares #	Value @ Threshold ($)	Target in Shares #	Value @ Target ($)	Estimated Value as of 12/31/2017 ($)
David A. Neumann	2015	7,500	66,000	20,000	176,000	—
John W. Schoen	2015	5,625	49,500	15,000	132,000	—
Jeffrey A. Miller	2015	5,625	49,500	15,000	132,000	—
Rishi Bharadwaj	2015	5,625	49,500	15,000	132,000	—
Shelley J. Bacastow	2015	5,625	49,500	15,000	132,000	—

The first interim performance period for the 2015 LTIP ended on December 31, 2016 and the second interim performance period will end on December 31, 2018. There was no payment to participants under the 2015 LTIP at the end of the first interim performance period. The Company does not expect to make any payment and is not recording any expense under GAAP in connection with the second interim performance period of the 2015 LTIP at this time.

(3)	The amounts shown reflect the amounts awarded pursuant to the 2017 STIP, the details of which are discussed under “Compensation Discussion and Analysis — Summary of 2017 Compensation Results —Awards Under the 2017 Short-Term Incentive Plan.” No incentive was earned under the 2015 Short-Term Incentive Plan.

(4)	Included in this column for Mr. Miller is $92,258 earned pursuant to his 2016 Sales Compensation Plan. As the Senior Vice President, Global Sales–RF Solutions, in addition to his salary Mr. Miller earned commission under this plan based upon the sales of the RF Solutions segment. The maximum amount of commission that Mr. Miller could have earned under his 2016 Sales Compensation Plan at 200% of his quota was $312,500.

(5)	The values shown represent payments by the Company for each NEO of matching contributions under 401(k) plan, group life insurance premiums, healthcare premiums, reimbursement of certain expenses and dividends on unvested restricted stock of PCTEL common stock. The contributions exceeding $10,000 are (i) total dividends on restricted stock of PCTEL common stock of $24,125 and $20,990 for Mr. Neumann in 2017 and 2016, respectively, and $23,090 and $19,730 for Mr. Bharadwaj in 2017 and 2016, respectively, (ii) 401(k) match of $10,800 for Messrs. Neumann, Schoen, Bharadwaj and Miller in 2017, respectively; $10,600 for Mr. Miller and $10,440 for Mr. Schoen in 2016; and $10,600 for Messrs. Neumann, Schoen, and Miller in 2015, respectively; and (iii) $96,991 for relocation costs for Mr. Neumann’s move to Chicagoland in 2017.

(6)	Mr. Neumann was appointed Chief Executive Officer effective January 2, 2017.

(7)	Ms. Bacastow first became a Named Executive Officer for the 2017 fiscal year.

Summary of Equity Compensation

The following table provides information on equity awards granted in fiscal 2017 to each of the NEOs:

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock; Number of Shares of Stock or Units(2) #	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards $
Name	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
David A. Neumann	3/15/2017	113,750	227,500	455,000	—	—	—	20,000	—	119,400
John W. Schoen	3/15/2017	86,308	172,615	345,230	—	—	—	14,000	—	83,580
Jeffrey A. Miller	3/15/2017	77,625	155,250	310,500	—	—	—	14,000	—	83,580
Rishi Bharadwaj	3/15/2017	77,625	155,250	310,500	—	—	—	14,000	—	83,580
Shelley J. Bacastow	3/15/2017	62,525	125,050	250,100	—	—	—	10,000	—	59,700

(1)	The amounts shown represent possible payments based on the various levels of achievement of certain goals under the 2017 STIP. The principal terms of the 2017 STIP are discussed under “Compensation Discussion and Analysis — Summary of 2017 Compensation Results — Awards Under the 2017 Short-Term Incentive Plan.” Actual payments are described in the Summary Compensation Table above.

(2)	The restricted stock was granted under the 2017 LTIP. The principal terms of the 2017 LTIP are discussed under “Compensation Discussion and Analysis — Summary of 2017 Compensation Results — Awards Under the 2017 Long-Term Incentive Plan.” The grant date fair value of these awards is included in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($)
David A. Neumann	4/9/2013	40,041	—	7.16	4/9/2020	—	—	—	—
		—	—			117,500	865,975	5,000	36,850
John W. Schoen	4/9/2013	42,711	—	7.16	4/9/2020	—	—	—	—
		—	—			29,000	213,730	3,750	27,638
Jeffery A. Miller	4/9/2013	53,388	—	7.16	4/9/2020	—	—	—	—
		—	—			29,000	213,730	3,750	27,638
Rishi Bharadwaj	4/9/2013	35,000	—	7.16	4/9/2020	—	—	—	—
	4/23/2013	1,000	—	6.84	4/23/2020	—	—	—	—
		—	—			111,500	821,755	3,750	27,638
Shelley J. Bacastow	4/9/2013	12,000	—	7.16	4/9/2020	—	—	—	—
	4/23/2013	2,500	—	6.84	4/23/2020	—	—	—	—
		—	—			25,000	184,250	3,750	27,638

(1)	For Mr. Neumann, 7,500 shares vest on February 11, 2018; 37,500 shares vest on November 19, 2018; 27,500 shares vest on February 11, 2019; 37,500 shares vest on November 19, 2019; and 7,500 shares vest on February 11, 2020. For Mr. Schoen and Mr. Miller, 5,000 shares vest on February 11 of each of 2018 and 2020; and 19,000 shares vest on February 11, 2019. For Mr. Bharadwaj, 7,500 shares vest on February 11, 2018; 37,500 shares vest on November 19, 2018; 21,500 shares vest on February 11, 2019; 37,500 shares vest on November 19, 2019; and 7,500 shares vest on February 11, 2020. For Ms. Bacastow, 5,000 shares vest on February 11 of each of 2018 and 2020; and 15,000 shares vest on February 11, 2019.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $7.37, the closing price per share of PCTEL common stock on December 29, 2017.

(3)	Reflects the number of performance shares that would be paid out based on achievement of threshold performance goals. The shares granted under the Long-Term Incentive Plans for 2014 and 2015 vest in two interim performance periods, the second of which ends on December 31, 2017 and 2018, respectively. Such Long-Term Incentive Plans are designed so that at the end of the initial two-year interim performance period, the participants will receive an equity award if the Company’s revenue at the conclusion of the interim performance period exceeds the interim revenue threshold; however, there is a penalty if the Company’s Adjusted EBITDA falls below specified levels. The equity award received by participants increases in a linear progression as the Company’s revenue for the interim period increases above the threshold up to the target revenue goal. At the end of the second interim performance period, the participants will receive an equity award if the Company’s revenue for the entire four-year period exceeds the revenue threshold for such period; however, there is a penalty if the Company’s Adjusted EBITDA falls below specified levels. The Company does not expect to make any payment and is not recording any expense under GAAP in connection with the second interim performance period of the 2015 LTIP at this time.

The table below shows the number of shares of PCTEL common stock acquired during fiscal 2017 by the NEOs upon the exercise of stock options or the vesting of stock awards:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David A. Neumann	—	—	14,536	85,362
John W. Schoen	—	—	32,619	183,463
Jeffrey A. Miller	—	—	22,157	120,755
Rishi Bharadwaj	—	—	17,530	102,554
Shelley J. Bacastow	—	—	13,036	75,245

(1)	The value represents the closing price of PCTEL common stock as represented by Nasdaq as of the vesting date multiplied by the number of shares that vested on such date.

Summary of Other Potential Payments

The Company provides retention benefits to its NEOs and certain of its other executive officers upon the occurrence of certain events surrounding a Change of Control in order to induce the executive officers to continue to contribute to the success of the Company in the transition period and the post-acquisition period to the extent permitted by the successor or acquirer. A “Change of Control” is any merger, reorganization or acquisition of the Company (including by way of sale of all or substantially all of the Company’s assets) in which a majority of the voting control of the Company is transferred. The retention benefits offered by the Company to certain executive officers in connection with a Change of Control are based on a “double trigger” requiring both (i) a completed Change of Control event, and (ii) either (x) an involuntary termination of such executive officer’s employment within 12 months following such Change of Control event other than as a result of Cause, disability or death (an “Involuntary Termination”), or (y) a termination by the executive officer of his or her employment pursuant to a Voluntary Termination for Good Reason (as such capitalized terms are defined in the applicable Management Retention Agreement). The principal retention benefits available to the participating executive officers upon satisfaction of both triggers are a lump sum payment of a specified percentage of base salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time, all as indicated in the table below. The Compensation Committee believes that the level of these benefits would not, in the aggregate, represent a financial deterrent to a buyer or successor entity in considering a combination transaction with the Company.

Under their employment and/or severance benefit agreements with the Company, the NEOs and certain other executive officers are also entitled to severance and related benefits in connection with (i) the Involuntary Termination of their employment, and (ii) a termination by the NEO or executive officer of his or her employment pursuant to a Voluntary Termination for Good Reason (as defined in the applicable Management Retention Agreement) in each case, unassociated with a Change of Control. The principal severance benefits include salary continuation, acceleration of the vesting of certain equity awards, and Company-paid healthcare benefits for a specified period of time. The CEO would also receive a short-term incentive or other bonus based upon the Company’s actual performance for the performance period pro-rated for the period of employment.

The table below summarizes the severance and Change of Control benefits for our Named Executive Officers:

	Severance Benefits ( i.e., Involuntary Termination Unrelated Related to a Change of Control)				Change of Control Benefits (i.e., Involuntary Termination Within 12 Months of a Change of Control)
Name	Salary Continuation	Healthcare (in months)	Acceleration of Unvested Options	Acceleration of Unvested Restricted Shares(1)	Multiple of Annual Salary (Paid in Lump Sum)	Healthcare (in months)	Acceleration of Unvested Options	Acceleration of Unvested Restricted Shares(2)
David A. Neumann	12 months	Up to 12 months	100%	100%	2.25x	Up to 12 months	100%	100%
John W. Schoen	12 months	Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
Jeffrey A. Miller	12 months	Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
Rishi Bharadwaj	12 months	Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
Shelley J. Bacastow	12 months	Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%

(1)	The occurrence of an involuntary termination (other than for cause) in 2017 during an annual performance period would have resulted in an immediate vesting of all unvested service-based equity awards. With respect to performance-based equity awards, an involuntary termination of an NEO would have resulted in the immediate vesting of his/her performance-based equity awards established for the period in which the termination occurred (including the then-current Interim Period under the 2015 LTIP), but he/she would have lost the right to earn any performance-based equity for any future performance periods.

(2)	Upon the occurrence of a Change of Control, performance-based equity awards will automatically convert into service-based equity awards with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the equity award; however, in the event of the involuntary termination of any NEO within 12 months following a Change of Control, all such NEO’s equity awards will immediately vest.

Potential Payments Upon Termination Related to Change of Control

The following table estimates amounts payable to the NEOs as if an involuntary termination within 12 months of a Change of Control had occurred on the last business day of fiscal 2017, December 29, 2017:

Change Of Control Benefits(1,5)

	Salary Continuation(2) ($)	Healthcare Continuation(3) ($)	Restricted Stock Acceleration(4) ($)	Total ($)
David A. Neumann	785,500	18,058	902,825	1,706,383
John W. Schoen	600,400	12,565	241,368	854,333
Jeffrey A. Miller	540,000	11,826	241,368	793,194
Rishi Bharadwaj	540,000	17,254	849,393	1,406,647
Shelley J. Bacastow	500,200	18,058	184,250	702,508

(1)	The amounts set forth in the table assume that termination of the NEO’s employment occurred as of December 29, 2017, within 12 months of a Change of Control of the Company as a result of (i) an involuntary termination by the Company of the NEO’s employment other than for “Cause,” death, or “Disability” (an “Involuntary Termination”) or (ii) a “Voluntary Termination for Good Reason,” as such capitalized terms not defined herein are defined in the applicable Management Retention Agreement. If an NEO’s employment were terminated for reasons other than the foregoing, such NEO would not be entitled to receive payments under any Change of Control arrangements with the Company. The material terms of the Change of Control benefits set forth in the agreements that the Company has entered into with each of the NEOs are described in greater detail above under this section “Summary of Other Potential Payments.”

(2)	The amount set forth as salary represents 200% of base salary for NEOs (other than the CEO) and is paid in a lump sum after both (i) the completion of a Change of Control and (ii) within twelve months thereafter either an Involuntary Termination (as defined in footnote (1) above) of the NEO’s employment, or a termination by the NEO of his/her employment pursuant to a Voluntary Termination for Good Reason (as defined in the applicable Management Retention Agreement). The amount set forth as salary for Mr. Neumann represents 225% of his base salary and is paid in a lump sum based on the same criteria as stated in the preceding sentence.

(3)	The amount set forth for healthcare continuation represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months.

(4)	Under the terms of the Management Retention Agreements providing for Change of Control benefits, all then unvested service-based restricted stock vests upon the occurrence of an Involuntary Termination within 12 months of a Change of Control. Upon a Change of Control, performance-based restricted stock automatically converts into service-based restricted stock with no performance contingencies, but the vesting requirements (as stated in the applicable award agreement) will continue to pertain to the restricted stock; however, in the event of an Involuntary Termination or a Voluntary Termination for Good Reason within 12 months of a Change of Control, the restricted stock will immediately vest. The value represents the number of shares that would have vested multiplied by $7.37, the closing price of PCTEL common stock on December 29, 2017.

(5)	The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Section 280G and 4999 of the Code applies. The assumption used to determine whether an excise tax was required was based on a Change of Control date of December 29, 2017. All equity which was assumed accelerated in such calculation was valued at $7.37 per share.

Potential Payments Upon Termination Unrelated to Change of Control

The following table estimates amounts payable to the NEOs as if an involuntary termination unrelated to a Change of Control, or occurring more than 12 months after a Change of Control, had occurred on the last business day of fiscal 2017, December 29, 2017:

Severance Benefits(1,6)

Name	Salary Continuation(2) ($)	Short-Term Incentive Plan ($)	Healthcare Continuation(3) ($)	Restricted Stock Acceleration(4) ($)	Total ($)
David A. Neumann(5)	350,000	113,750	18,058	902,825	1,384,633
John W. Schoen	300,200	—	12,565	36,850	349,615
Jeffrey A. Miller	270,000	—	11,826	36,850	318,676
Rishi Bharadwaj	270,000	—	17,254	331,650	618,904
Shelley J. Bacastow	250,100	—	18,058	36,850	305,008

(1)	The amounts set forth in the table assume that termination of the NEO’s employment occurred in 2017 unrelated to, or more than 12 months after, a Change of Control as a result of (i) an involuntary termination by the Company of the NEO’s employment other than for “Cause,” death, or “Disability” (an “Involuntary Termination”) or (ii) a “Voluntary Termination for Good Reason,” as such capitalized terms not defined herein are defined in the applicable severance benefits letter or in the case of the CEO, his employment agreement. If the employment of an NEO (other than the CEO) were terminated voluntarily by the NEO (other than as specified in clause (ii) above) or by the Company for Cause, death or Disability, such NEO would not be entitled to receive the severance benefits reflected in the table. The material terms of the severance benefits set forth in the agreements that the Company has with each NEO are described in greater detail above under this section “Summary of Other Potential Payments.”

(2)	The amount set forth as salary represents 12 months of base salary paid on a continuing basis by the Company in accordance with normal payroll procedures.

(3)	The amount set forth for healthcare represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months.

(4)	Except in the event of a termination for Cause, death or Disability, service-based restricted stock partially accelerates as if the NEO (other than the CEO) had continued to be employed for 12 months. Except in the event of termination of the CEO for Cause, all restricted stock held by the CEO will accelerate. The value represents the number of shares accelerated (assuming vesting through December 29, 2017) multiplied by $7.37, the closing price per share of PCTEL common stock as of December 29, 2017.

(5)	If Mr. Neumann’s employment were terminated in 2017 unrelated to, or more than 12 months after, a Change of Control as a result of an involuntary termination by the Company of his employment other than for “Cause,” death, or “Disability” or a “Voluntary Termination for Good Reason” (as such terms are defined in that certain David A. Neumann Employment Agreement), the short-term incentives received by Mr. Neumann would be determined in accordance with the 2017 STIP based upon the Company’s actual performance (amount shown at threshold in the table). If his employment were terminated as a result of death or Disability, Mr. Neumann would be entitled to receive salary continuation as reflected in the table, short-term incentives at target under the 2017 STIP (i.e., $227,500) and acceleration of all unvested equity incentives. If Mr. Neumann’s employment were terminated for Cause, he would not be entitled to receive the severance benefits reflected in the table.

(6)	The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with termination of an NEO. No excise tax under Sections 280G and 4999 of the Code applies. The assumptions used to determine whether an excise tax was required were based on a Change of Control date of December 29, 2017. All equity which was assumed accelerated in such calculation was valued at $7.37 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 about PCTEL common stock that may be issued upon the exercise of outstanding options and rights under the former and existing equity compensation plans, including the PCTEL, Inc. Stock Plan, 1997 Stock Plan and the 2001 Stock Plan:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by stockholders(1)	482,684	(3)	7.03	5,174,917	(3)
Equity compensation plans not approved by stockholders(2)	19,600		9.48	—

Total	502,284		7.12	5,174,917

(1)	The 1997 Stock Plan, 1998 Director Stock Option Plan and Employee Stock Purchase Plan were approved by stockholders. The stockholders approved an amendment and restatement of the 1997 Stock Plan at the 2010 annual meeting (which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan), and a further amendment and restatement of the 1997 Stock Plan at the 2015 annual meeting renaming it the “PCTEL, Inc. Stock Plan.” No options remain outstanding under the 1998 Director Stock Option Plan.

(2)	The referenced plan is the 2001 Stock Plan which was created to grant options to non-executive employees. No new awards have been issued under this plan since August 2011.

(3)	Includes 4,823,308 shares available for issuance under the PCTEL, Inc. Stock Plan and 351,609 shares available for issuance under the Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In 2017, the Company did not enter into any transaction, and it is not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, NEO, nominee for election as a director, holder of more than 5% of PCTEL common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

The Company’s Audit Committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) the Company is a party, and (iii) any related person is a party. Related persons include directors, NEOs, stockholders holding in excess of 5% of PCTEL common stock, or any such individual’s immediate family members. Under the policy, all proposed related party transactions involving one or more of the Company’s non-officer employees must be reviewed and approved by the Audit Committee, and all proposed related party transactions involving one or more of the related persons listed above must be reviewed and approved by the Board of Directors. If a proposed related party transaction involves a member of the Board of Directors, such related party transaction must be reviewed and approved by all disinterested members of the Board of Directors.

The Company properly and accurately reports all material related party transactions in accordance with applicable accounting rules, federal securities law, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the Audit Committee or Board of Directors primarily considers the significance of the information regarding such related party transactions to the stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	the transaction involves the rendering of services as a common or contract carrier or a public utility at rates fixed in conformity with law or governmental authority;

•	the transaction involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	the transaction involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and/or services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of PCTEL common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than 10% of the entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less than 10% of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received from, and/or written representations from, such reporting persons, the Company believes that during fiscal year 2017 all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Form 4s, each reporting one transaction by Rishi Bharadwaj, Shelley J. Bacastow, Kevin McGowan, Jeffrey A. Miller, David A. Neumann, and John W. Schoen, were due on March 15, 2017 and were filed on March 16, 2017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

During the Company’s 2017 fiscal year, the Audit Committee of our Board of Directors consisted of Mr. Sinder (Chair), Mr. Levy and Mr. Marini, each of whom meets the Nasdaq independence and experience requirements. In January 2018, Mr. Marini transitioned to the Compensation Committee, and in February 2018 Ms. Keith joined the Board of Directors and the Audit Committee. Ms. Keith also meets Nasdaq independence and experience requirements. The Audit Committee operates under a written charter originally adopted by the Board of Directors at the recommendation of the Audit Committee in August 1999, and amended most recently in November 2017. A current version of the Audit Committee charter is available on our website at http://investor.pctel.com/documents.cfm.

The Audit Committee reviews the procedures of management for the design, implementation, and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosures contained in our periodic reports. As part of this review, the Audit Committee discusses with management and Grant Thornton LLP (“Grant Thornton”), our independent registered public accounting firm, their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The Audit Committee provides our Board of Directors with the results of the Committee’s examinations and recommendations and reports to the Board of Directors as the Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention.

The Audit Committee does not conduct auditing reviews or audit procedures. The Audit Committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles, on the representations of Grant Thornton included in its report on our financial statements, and on the effectiveness of our internal control over financial reporting. The Audit Committee has adopted a written policy that is intended to encourage our employees to bring to the attention of management and Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The Audit Committee reviews reports and provides guidance to Grant Thornton with respect to their annual audit and approves in advance all audit and non-audit services provided by Grant Thornton in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by Grant Thornton, whether the provision of such services is compatible with maintaining Grant Thornton’s independence as our independent public accounting firm.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2017 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from Grant Thornton required by Rule 3526, Communication with Audit Committees Concerning Independence, required by the PCAOB and has discussed with Grant Thornton its independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2017 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

THE AUDIT COMMITTEE

M. JAY SINDER (CHAIR)

STEVEN D. LEVY

GIACOMO MARINI

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 25, 2018

PCTEL, INC. 471 BRIGHTON DRIVE BLOOMINGDALE, IL 60108

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VOTE BY PHONE - 1-800-690-6903

Use any telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E45963-P06052 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PCTEL, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees:

01) Cindy K. Andreotti
02) Cynthia A. Keith

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Non-binding advisory vote to approve the Company’s named executive officer compensation.					☐	☐	☐

3.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.					☐	☐	☐

NOTE: Giving your proxy also means that you authorize the persons named as proxies to vote in their discretion on any other matter properly presented at the meeting or any postponement or adjournment thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E45964-P06052

PCTEL, INC.

Annual Meeting of Stockholders

June 5, 2018 at 3:30 PM, CDT

This proxy is solicited by the Board of Directors

The stockholders hereby appoint David A. Neumann and John W. Schoen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PCTEL, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 3:30 PM, CDT on June 5, 2018 at the PCTEL headquarters, located at 471 Brighton Drive, Bloomingdale, IL 60108, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side